As filed with the Securities and Exchange Commission on May 9, 2023

Registration No. 33-15894

Registration No. 333-103467

Registration No. 333-117896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 33-15894

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-103467

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117896

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WERNER ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nebraska	47-0648386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14507 Frontier Road Post Office Box 45308
Omaha, Nebraska	68415-0308
(Address of Principal Executive Offices)	(Zip Code)

Werner Enterprises, Inc.

2013 Amended and Restated Equity Plan

(f/k/a Amended and Restated Stock Option Plan)

Werner Enterprises, Inc.

2023 Long-Term Incentive Plan

(Full title of the plan)

Christopher D. Wikoff

Executive Vice President, Treasurer

and Chief Financial Officer

Werner Enterprises, Inc.

14507 Frontier Road

Post Office Box 45308

Omaha, Nebraska 68145-0308

(Name and address of agent for service)

(402) 895-6640

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                   ☐

EXPLANATORY NOTE

On July 16, 1987, Werner Enterprises, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 33-15894), as amended by Post-Effective Amendment No. 1 to Form S-8 filed on August 7, 1987 and Post-Effective Amendment No. 2 to Form S-8 filed on November 2, 1987 (collectively, the “1987 Form S-8”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 5,416,667 shares of the Registrant’s Common Stock, $0.01 par value (“Common Stock”), issuable to participants under the Registrant’s Stock Option Plan. The Stock Option Plan was initially adopted in 1987 and subsequently amended from time to time until the adoption of the 2013 Plan (defined below).

On February 26, 2003, the Registrant filed a Registration Statement on Form S-8 (File No. 333-103467) (the “2003 Form S-8”) with the Commission for the purpose of registering 9,166,667 shares of Common Stock issuable to participants under the Registrant’s Amended and Restated Stock Option Plan.

On August 3, 2004, the Registrant filed a Registration Statement on Form S-8 (File No. 333-117896) (the “2004 Form S-8”; together with the 1987 Form S-8 and 2003 Form S-8, the “Prior Registration Statements”) with the Commission for the purpose of registering 5,416,666 shares of Common Stock. The 2004 Form S-8 registered shares of the Registrant’s Common Stock to be issued upon exercise or vesting of performance share units, restricted stock, restricted share units, incentive stock options, nonqualified stock options, stock appreciation rights and non-employee director stock grants granted to employees and non-employee directors of the Registrant pursuant to the Registrant’s 2013 Amended and Restated Equity Plan (the “2013 Plan”).

On March 16, 2023, the Board of Directors of the Registrant approved the adoption of the Registrant’s 2023 Long-Term Incentive Plan (the “2023 Plan”), subject to approval by the Registrant’s shareholders. The Registrant’s shareholders approved the 2023 Plan at the Registrant’s annual meeting of shareholders on May 9, 2023. Under the terms of the 2023 Plan, if after December 31, 2022, any shares of Common Stock subject to awards granted under the 2013 Plan are forfeited, or if an award under the 2013 Plan expires or is settled for cash or if shares are tendered or withheld for taxes related to a full value award under the 2013 Equity Plan (the “Carryover Shares”), then in each such case such Carryover Shares shall, to the extent of such forfeiture, expiration or cash settlement or tax withholding, be added to the shares of Common Stock available for awards under the 2023 Plan. As of May 5, 2023, there were 123,649 Carryover Shares.

This Post-Effective Amendment No. 3 to the 1987 Form S-8, Post-Effective Amendment No. 1 to the 2003 Form S-8, and Post-Effective Amendment No. 1 to the 2004 Form S-8 (this “Post-Effective Amendment”) is being filed to amend the Prior Registration Statements, without registering any additional securities thereunder, to reflect that the Carryover Shares may now be issuable pursuant to the 2023 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register 4,000,000 newly authorized shares of Common Stock that may be issued pursuant to the 2023 Plan, which amount excludes Carryover Shares that may be issued beyond that newly authorized share amount. No additional shares of Common Stock are being registered by this Post-Effective Amendment, and the Carryover Shares that were subject to outstanding awards under the 2013 Plan remain registered on the Prior Registration Statements.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment is hereby filed to cover the issuance of the Carryover Shares pursuant to the 2023 Plan.

Further, the Registrant is no longer issuing securities pursuant to the 2013 Plan. Accordingly, this Post-Effective Amendment is also being filed to deregister all shares of Common Stock that were registered and remain unissued under the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants in the 2013 Plan and the 2023 Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof:

1.              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2023 Annual Meeting of Stockholders, as filed on April 3, 2023;

2.              The Registrant’s Current Reports on Form 8-K filed on February 1, 2023 (excluding the information furnished under Item 7.01), February 7, 2023 (excluding the information furnished under Item 2.02), February 16, 2023, February 23, 2023, February 28, 2023, and May 3, 2023 (excluding the information furnished under Section 2.02); and

3.              The description of Registrant’s Common Stock is contained in Exhibit 4.1 (Description of Common Stock) in the Registrant’s Form 10-K for the year ended December 31, 2019, which updated the description of the Registrant’s common stock filed on Form 8-A with the SEC on June 5, 1986 with an effective date of June 20, 1986 (File No. 0-14690), including any amendments or reports filed for the purpose of updating such information.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Nebraska Model Business Corporation Act, a Nebraska corporation must indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she was a director or officer of the corporation against expenses incurred by such person in connection with the proceeding. The Nebraska Model Business Corporation Act allows a court to order indemnification of a director or an officer if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to order indemnification.

The Nebraska Model Business Corporation Act further provides that a Nebraska corporation may indemnify its directors and officers for judgments, fines, settlements and expenses incurred in connection with any threatened, pending or completed action, suit or proceeding other than in connection with (a) an action by or in the right of the corporation, except for payment of expenses incurred in connection with the proceeding, and, in the case of directors, if the director meets the requirements of (i) through (iii) in the following sentence and (b) any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled. This applies to any civil, criminal, investigative, arbitrative or administrative proceeding provided that the director or officer involved (i) acted in good faith, (ii) in case of conduct in an official capacity, reasonably believed his or her conduct was in, or not opposed to, the best interests of the corporation, or, in all other cases, reasonably believed his or her conduct was at least not opposed to the best interest of the corporation and (iii) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Nebraska Model Business Corporation Act further stipulates that a corporation may, if made permissible or obligatory in the corporation’s articles of incorporation, provide indemnification to directors and officers for liabilities to any person for any action taken, or any failure to take an action, as a director or officer, except liability for (1) receipt of a financial benefit to which he or she is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (4) an intentional violation of criminal law. Accordingly, our Articles of Incorporation so obligates us, to the fullest extent permitted by law, to indemnify our directors and officers who are party or are threatened to be made a party to any threatened, pending, or completed action, suit or proceeding against any obligation to pay any judgment, settlement, penalty, or fine and expenses, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, except liability for (A) receipt of a financial benefit to which he or she is not entitled, (B) an intentional infliction of harm on the corporation or its shareholders, (C) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (D) an intentional violation of criminal law.

The Nebraska Model Business Corporation Act also permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (iv) an intentional violation of criminal law. Our Articles of Incorporation include such a provision.

Additionally, the Nebraska Model Business Corporation Act permits a corporation to purchase and maintain insurance on behalf of any person who is a director or officer, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, member, partner, trustee, employee, or agent of another domestic or foreign entity, against liability asserted against or incurred by such person in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. Our Articles of Incorporation authorize us to purchase and maintain such insurance.

The foregoing summaries are necessarily subject to the relevant provisions of Chapter 21 of the Nebraska Revised Statutes and our Articles of Incorporation, which are incorporated by reference into this registration statement.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Werner Enterprises, Inc. (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.2	Revised and Restated By-Laws of Werner Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 14, 2018)

4.3	Werner Enterprises, Inc.’s Amended and Restated Equity Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)

4.4	Werner Enterprises, Inc.’s 2023 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the SEC on April 3, 2023, in connection with the 2023 Annual Meeting of Stockholders)

5.1*	Opinion of Baird Holm LLP

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Baird Holm LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (set forth on the signature page to this Registration Statement)

*Filed herewith

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 9, 2023.

WERNER ENTERPRISES, INC.

By:	/s/ Derek J. Leathers
Derek J. Leathers
Chairman, President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James L. Johnson and Nathan J. Meisgeier, and each of them, as his or her true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, this Post-Effective Amendment to the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to the Prior Registration Statements as the attorney-in-fact and to file any such amendment to this Post-Effective Amendment to the Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ Derek J. Leathers	Chairman, President, Chief Executive Officer and Director	May 9, 2023
Derek J. Leathers	(Principal Executive Officer)

/s/ Scott C. Arves	Director	May 9, 2023
Scott C. Arves

/s/ Kenneth M. Bird, Ed.D.	Director	May 9, 2023
Kenneth M. Bird, Ed.D.

/s/ Diane K. Duren	Director	May 9, 2023
Diane K. Duren

/s/ Jack A. Holmes	Director	May 9, 2023
Jack A. Holmes

/s/ Michelle D. Livingstone	Director	May 9, 2023
Michelle D. Livingstone

/s/ Vikram Mansharamani, Ph.D.	Director	May 9, 2023
Vikram Mansharamani, Ph.D.

/s/ Carmen A. Tapio	Director	May 9, 2023
Carmen A. Tapio

/s/ Alexi A. Wellman	Director	May 9, 2023
Alexi A. Wellman

/s/ Christopher D. Wikoff	Executive Vice President, Treasurer and Chief Financial Officer	May 9, 2023
Christopher D. Wikoff	(Principal Financial Officer)

/s/ James L. Johnson	Executive Vice President, Chief Accounting Officer and Corporate Secretary	May 9, 2023
James L. Johnson	(Principal Accounting Officer)